EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Independence Holding Company:

We consent to the incorporation by reference in the registration statements (No. 333-134424) on Form S-3 and (Nos. 33-23302, 333-117792, 333-118388 and 333-135070) on Forms S-8 of Independence Holding Company of our report dated March 17, 2011, with respect to the consolidated balance sheets of the Independence Holding Company and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules which report appears in the December 31, 2010 Form 10-K of Independence Holding Company dated December 31, 2010.

Our report refers to a change in the Company’s method of evaluating other-than-temporary impairments of fixed maturity securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of April 1, 2009.

/s/ KPMG LLP

New York, New York

March 17, 2011